F2 BROADCAST NETWORK, INC.


November 20, 2003


To the Board of Directors
Ft. Lauderdale, FL


 Dear Sirs:

      Please accept my resignation as President. Chief Executive Officer and Director of F2 Broadcast Network. Inc., to take effect immediately.

      I leave with the highest regard for you and the Board's goal to merge F2 with a profitable growth company.


                                Sincerely,


                                /s/ Ronald Ratner

                                Ronald Ratner
                                President, Chief Executive Officer and
                                Director